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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                 Contact:  Christine Castro
December 20, 2001                                               818-560-6427


ABC FAMILY WORLDWIDE, INC. COMPLETES CHANGE OF CONTROL OFFER FOR 9 1/4% SENIOR NOTES DUE 2007 AND 10 1/4% SENIOR DISCOUNT NOTES DUE 2007
 BURBANK, Calif. - December 20, 2001 - ABC Family Worldwide, Inc. today announced the completion of its change of control offer to purchase any and all of its outstanding 9 1/4% Senior Notes due 2007 and its 10 1/4% Senior Discount Notes due 2007 at a purchase price of 101% of the principal amount at maturity of the notes, plus any accrued and unpaid interest up to the expiration of the offer. The offer expired as scheduled at 5:00 p.m., New
York City time, on December 19, 2001. The offer was made pursuant to the company's Change of Control Notice, Offer to Purchase and Solicitation of Consents, dated November 20, 2001.

Based upon a preliminary report of the Bank of New York, the depositary and paying agent for the offer, $3,760,000 in aggregate principal amount at maturity of the Registrant's 9 1/4% Senior Notes due 2007 and $1,640,529 in aggregate principal amount at maturity of the Registrant's 10 1/4% Senior Discount Notes due 2007 were validly tendered pursuant to the terms of the offer. It is expected that payment for validly tendered notes will be made not later than Thursday, December 27, 2001.

In addition, on December 12, 2001, the company's consent solicitation relating to its 9 1/4% Senior Notes due 2007 and 10 1/4% Senior Discount Notes due 2007 expired at 5:00 p.m., New York City time. At the time of expiration, the company had not received the requisite consents necessary to amend the Indentures governing the notes. As a result, the proposed amendments to the Indentures will not be adopted and the company will not make any consent payments.


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